Exhibit 24(b)8(c)

BUSINESS AGREEMENT

This Agreement is entered into as of the 6 day of June, 2017 (the “Effective Date”) by and among Thrivent Financial for Lutherans (“Insurance Company”), a life insurance company organized under the laws of the State of Wisconsin (on behalf of itself and certain of its separate accounts); Thrivent Investment Management Inc. (the “Distributor”), a corporation organized under the laws of the State of Delaware; American Funds Distributors, Inc. (“AFD”), a corporation organized under the laws of the State of California; and Capital Research and Management Company (“CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, Insurance Company proposes to issue, now and in the future, certain multi-manager variable annuity contracts that provide certain funds (“Funds”) of the American Funds Insurance Series (the “Series”) as investment options (the “Contracts”);

WHEREAS, Insurance Company has established pursuant to the insurance law of the State of Wisconsin one or more separate accounts (each, an “Account”) with respect to the Contracts and has or will register each Account with the U. S. Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) (unless the Account is exempt from such registration);

WHEREAS, the Contracts, which are or will be registered (unless exempt from such registration) by Insurance Company with the SEC for offer and sale, will be in compliance with all applicable laws prior to being offered for sale;

WHEREAS, the Distributor, a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”), will serve as principal underwriter of the Contracts and will arrange for the distribution of the Contracts;

WHEREAS, AFD, a broker-dealer registered under the 1934 Act, a member of FINRA, and the principal underwriter of the shares of the Series, will provide certain marketing assistance in connection with the Contracts;

WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the SEC granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, certain share classes of certain Funds in the Series will be available as an underlying investment to the Contracts pursuant to the terms of a Fund Participation and Service Agreement among the Insurance Company, AFD, American Funds Service Company, CRMC and the Series to be executed in the form attached hereto as Exhibit A (the “Fund Participation Agreement”);

WHEREAS, the distribution of Contracts pursuant to this Agreement will take place primarily through selling agreements between Distributor and certain non-affiliated broker-dealers (“Members”) for distribution of the Contracts through the Members’ registered representatives; and

WHEREAS, CRMC, by virtue of an Investment Advisory and Service Agreement between CRMC and the Series, will serve as investment adviser to the Series, as the term “investment adviser” is defined in the 1940 Act.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, Insurance Company, (on behalf of itself and each Account), the Distributor, AFD and CRMC hereby agree as follows:

1. Duties of Insurance Company

a.         Insurance Company will administer the Contracts and the Accounts, including all Contract owner service and communication activities, such as: filing any reports or other filings, pertaining to the Contracts or Accounts, as required by any law or regulation; establishing each Account; creating the Contracts, confirmation and other administrative forms or documents pertaining to transactions under the Contracts; and obtaining all required regulatory approvals to permit the sale and maintenance of the Contracts.

b.         The Insurance Company will make reasonable efforts to market its Contracts. In marketing its Contracts, the Insurance Company will comply in all material respects with applicable state insurance and federal and state securities laws. The Insurance Company may market the Contracts it issues through insurance agencies or brokers including those which may be controlled by insurance companies.

c.         Insurance Company will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts, the Series or the Funds, if, to its knowledge, any of the foregoing contains any material misstatements or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

d.         Insurance Company will provide to AFD and/or CRMC, upon AFD’s and/or CRMC’s request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions or requests for no-action letters, and all amendments to any of the above, that materially impacts the Series, any Fund or their relationship to the Contracts. Insurance Company will advise AFD and CRMC upon becoming aware of:

(i)	the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Contracts or the initiation of any proceedings for that purpose;

(ii)	the institution of any regulatory proceeding, investigation or hearing involving the offer or sale of the Contracts of which it becomes aware; or

(iii)	the occurrence of any material event that, if known, makes untrue any statement made in the registration statement of the Contracts or the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

e.         Insurance Company or its agents will receive and process applications and purchase payments in accordance with the terms of the Contracts and the current prospectus. All applications for Contracts are subject to acceptance or rejection by Insurance Company in its sole discretion.

f.         Insurance Company shall amend its registration statement for its Contracts under the 1933 Act and the 1940 Act from time to time as required by law, and, should it ever be required, under the state securities laws, in order to effect the continuous offering of its Contracts; and Insurance Company shall file for approval of the Contracts under state insurance laws, when necessary, and maintain registration of the Accounts as unit investment trusts in accordance with the provisions of the 1940 Act to serve as segregated investment accounts for the Contracts (unless the Accounts are exempt from such registration) for so long as any Contracts are outstanding, as applicable.

g.         Insurance Company may invoke its then existing limits on transfers as stated in the Contracts or in a Contract’s prospectus. Insurance Company reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

h.         Insurance Company agrees to provide information (in writing) to AFD and CRMC on a monthly basis, regarding the gross sales of each Fund offered as an underlying investment under the Contracts.

2. Duties of Distributor

a.         Any selling agreement between Distributor and a Member described in this Section will provide that:

(i)	each Member will distribute the Contracts only in those jurisdictions in which the Contracts are registered or qualified for sale and only through duly licensed registered representatives of the Members who are properly appointed by Insurance Company to sell the Contracts in the applicable jurisdiction(s);

(ii)	all applications and initial and subsequent payments under the Contracts collected by the Member will be remitted promptly by the Member to Insurance Company at such address as it may from time to time designate; and

(iii)	each Member will comply with all applicable federal and state laws, rules and regulations.

b.         The Distributor will promptly provide Members with current prospectuses, and any supplements thereto, for the Contracts and for the Series. The Distributor will use reasonable efforts to ensure that its registered representatives deliver only the currently effective prospectuses of the Contracts and the Series to existing clients.

c.         The Distributor will use reasonable efforts to provide information and marketing assistance to its registered representatives and to Members, including preparing and providing such registered representatives with advertising materials and sales literature, and other promotional or marketing materials. The Distributor will provide wholesaling and marketing services with respect to the Contracts.

d.         The Distributor will use reasonable efforts to ensure that any sales literature and advertising materials it disseminates with respect to the Contracts conforms with the requirements of all pertinent federal and state laws and rules and regulations thereunder.

e.         The Distributor will be responsible for filing sales literature and advertising materials, where necessary, used in connection with its marketing efforts for the Contracts with appropriate regulatory authorities, including FINRA.

f.         The Distributor will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts or the Series, if, to its knowledge, any of the foregoing contains any material misstatements or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

3. Duties of AFD

a.         AFD will conduct training of Insurance Company’s wholesalers regarding CRMC’s approach to investment management and specific Fund positioning and sales. Training will include initial hire training, periodic training in conjunction with sales meetings, and refresher training. From time to time, AFD will provide, at its expense, speakers and panelists at due diligence meetings regarding the Contracts.

b.         AFD will furnish to Insurance Company and/or the Distributor such information with respect to the Series in such form as Insurance Company and/or the Distributor may reasonably request. AFD will advise Insurance Company and/or the Distributor upon becoming aware of:

(i)	the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

(ii)	the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

(iii)	the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

4. Duties of CRMC

a.         CRMC agrees to allow Insurance Company to include in the Contracts certain Funds described in the Fund Participation Agreement. CRMC will cause the Series: (i) to make available for use in the Contracts the Funds in the Series, as described in the Fund Participation Agreement and (ii)to maintain its qualification as a “registered investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”)(or any successor or similar provision, and (iii) to adequately diversify the Funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder relating to the diversification requirements for variable annuity, endowment and life insurance contracts.

b.         CRMC will furnish to Insurance Company and/or the Distributor such information with respect to the Series in such form as Insurance Company and/or the Distributor may reasonably request. CRMC will advise Insurance Company and the Distributor upon becoming aware of:

(i)	the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

(ii)	the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

(iii)	the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

5. Joint Duties

a.         All the parties to this Agreement will cooperate in the development of advertising, sales literature and all other sales materials to be used with respect to the Funds.

b.         The parties shall coordinate with each other in the filing with the SEC of amendments to the registration statements for the Contracts (if required by law) and for the Series, respectively.

c.         Each of the parties hereto agrees: (a) to comply with all laws applicable to it in the sale of Contracts and (b) to refrain from participating, cooperating, or assisting in any way with its or any third party’s (i) development of marketing programs or other activities (written or oral) which directly encourage exchanges from the Contracts or (ii) creation of broker and/or client marketing tools which provide direct comparisons between the Contracts and any other investment products directly targeting the holders of the Contracts to exchange or transfer assets from the Contracts, unless such marketing programs or other activities or broker or client tools relate to variable insurance products issued by Insurance Company or an affiliate; or if agreed to by the parties. Insurance Company will permit CRMC or its representative to have reasonable access to Insurance Company’s personnel and records pertaining to this Agreement in order to facilitate the monitoring of the quality of the services performed by Insurance Company under this Agreement.

6. Expenses

a. Except as otherwise provided in this Agreement or the Fund Participation Agreement, Insurance Company and Distributor will bear their respective expenses under this Agreement, including:

(i)	the cost of providing service to Contract owners;

(ii)	the expenses and fees of registering or qualifying the Contracts and the Account under federal or state laws;

(iii)	any expenses incurred by Insurance Company employees in assisting AFD and/or CRMC in performing AFD’s and/or CRMC’s duties hereunder;

(iv)	the costs attributable to wholesaling efforts, advertising, and producing and distributing sales literature and prospectuses used by its registered representatives and the Members with prospective Contract owners; and

b. Except as otherwise provided in this Agreement or the Fund Participation Agreement, CRMC and AFD shall bear their respective expenses under this Agreement, including costs associated with AFD training of Insurance Company’s wholesalers regarding CRMC’s approach to investment management and costs associated with speakers and panelists at due diligence meetings regarding the Contracts that AFD may from time to time organize.

7. Approval of Marketing Materials

a.         Except as provided below, the Insurance Company will not give any information or make any representations or statements on behalf of the Series or concerning the Series in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or SAI for Series shares, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Series, or in published reports for the Series which are in the public domain or approved by the Series or AFD or their designees for distribution, or in sales literature or other material provided by the Series or by AFD, except with permission of the Series or AFD or their designees. The Series and AFD agree to respond to any request for approval on a prompt and timely basis.

b.         Insurance Company may, based on the SEC-mandated information supplied by AFD, prepare communications that refer to Funds. In addition, Insurance Company may prepare such materials, based on performance information supplied by third party information providers (e.g., Lipper, Morningstar). Insurance Company shall provide copies of all such material and any other disclosure for which it seeks approval to AFD ten (10) business days prior to their first use for its review and AFD shall have five (5) business days to approve or reject such material. It is understood that AFD shall be responsible for errors or omissions in, or the content of, such materials based upon information supplied by AFD or otherwise by or on behalf of the Funds. Insurance Company shall be responsible for all other errors or omissions. Any such material will be deemed approved unless the reviewer at AFD notifies Insurance Company of any required changes within five (5) business days of his/her receipt of the material.

c.         Neither Insurance Company nor any person associated with Insurance Company shall make representations concerning a Fund, CRMC or its affiliates, except those contained in the current promotional literature produced by AFD, unless specifically approved in writing by AFD. Neither Insurance Company nor any person associated with Insurance Company shall make use of the names, logos or any likeness of the Funds, CRMC or its affiliates without the prior written consent of AFD.

d.         References to the Funds on Contractholder statements and on Insurance Company’s web site shall include the full name of the Fund and a reference to “American Funds Insurance Series.” By way of example, “American Funds Insurance Series – Growth Fund”. If field size prohibits the use of the full name of the Fund and a reference to “American Funds Insurance Series”, the Fund name may be abbreviated with the approval of AFD.

e.         The Funds, CRMC, or AFD will not give any information or make any representations or statements on behalf of the Insurance Company or concerning the Insurance Company, a Separate Account, or the Contracts other than the information or representations contained in a registration statement, prospectus or SAI for the Contracts, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in published reports for each Separate Account or the Contracts which are in the public domain or approved by the Insurance Company for distribution to Contract owners, or in sales literature or other material provided by the Insurance Company, except with written permission of the Insurance Company. The Insurance Company agrees to respond to any request for approval on a prompt and timely basis.

f.         The Funds, CRMC, or AFD will furnish, or will cause to be furnished, to the Insurance Company or its designee, each piece of sales literature or other promotional material in which the Insurance Company or its Accounts, or its affiliates are named and any other disclosure for which they seek approval (the “Insurance Company Material”)at least ten (10) business days prior to its use. AFD and/or CRMC shall send all Insurance Company Material to Insurance Company’s Director of Marketing Literature at the address listed in Section 12 of this Agreement (or such other person as Insurance Company may direct AFD and/or CRMC in writing) at the following address:

Dan Pederson

625 Fourth Avenue S

Minneapolis, MN 55415

dan.pederson@thrivent.com

Insurance Company Material will be deemed approved unless the reviewer for Insurance Company notifies AFD and/or CRMC of any required changes within five (5) business days of his/her receipt of Insurance Company Material. No review of sales material or other promotional material produced by AFD, CRMC, and/or the Series shall be necessary if all references contained in such materials regarding Insurance Company, its Accounts, and/or its affiliates are identical to those references that appear in Insurance Company’s current Contract prospectus(es) or statement(s) of additional information.

8. Representations and Warranties

a.	Insurance Company represents and warrants to AFD and CRMC that:

(i)	each of the recitals applicable to it and/or each Account is true and correct;

(ii)	Insurance Company is validly existing as a insurance company under the laws of Wisconsin, with power (corporate or other) to own its properties and conduct its business, as described in the prospectus for the Contracts, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(iii)	the interests under the Contracts to be issued through the Account have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the prospectus (if a prospectus is required by law) and in the Contracts, will be duly and validly issued, and will conform to the description of the Contracts contained in the prospectuses (if a prospectus is required by law);

(iv)	the performance of this Agreement and the Fund Participation Agreement and the consummation of the transactions herein and therein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Insurance Company is a party or by which Insurance Company is bound, Insurance Company’s charter as a life insurance company or By-Laws or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Insurance Company or any of their properties; and no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained by the Effective Date of this Agreement is required for the consummation by Insurance Company of the transactions contemplated by this Agreement, except for the SEC’s approval of the registration statement referred to in Section 1.f. hereof and any state insurance regulatory Contract approvals that have not yet been obtained;

(v)	there are no material legal or governmental proceedings pending to which Insurance Company or the Account is a party or of which any property of Insurance Company or the Account is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by Insurance Company which, if determined adversely to Insurance Company, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of Insurance Company;

(vi)	any information furnished in writing by Insurance Company to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(vii)	Insurance Company will materially comply with all applicable requirements of state insurance laws and regulations in connection with the Contracts.

b.	The Distributor represents and warrants to AFD and CRMC that:

(i)	each of the recitals applicable to it is true and correct;

(ii)	The Distributor is validly existing as a corporation under the laws of the

State of Delaware, and it is a broker-dealer duly registered with the SEC pursuant to the 1934 Act and is a member in good standing of FINRA, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(iii)	there are no material legal or governmental proceedings pending to which the Distributor is a party or of which any property of the Distributor is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by the Distributor which, if determined adversely to the Distributor, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of the Distributor;

(iv)	any information furnished in writing by the Distributor to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(v)	any exchanges or replacements of existing variable insurance policies and contracts with the Contracts to the best of Distributor’s knowledge, will be effected in compliance with all applicable federal and state securities rules and regulations;

(vi)	the Distributor will comply with all applicable requirements of state insurance laws and regulations in connection with the sale of the Contracts; and

(vii)	the Distributor will not pay commissions to persons who, to the best of the Distributor’s knowledge, are not appropriately licensed in a manner as to comply with applicable state insurance laws and regulations.

c.	AFD and CRMC represent and warrant to Insurance Company and the Distributor that:

(i)	each of the recitals applicable to it, them, and/or the Series is true and correct;

(ii)	AFD is validly existing as a corporation under the laws of the State of California and it is a broker-dealer duly registered with the SEC pursuant to the 1934 Act and is a member in good standing of FINRA, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(iii)	CRMC is validly existing as a corporation under the laws of the State of Delaware and it is an investment adviser duly registered with the SEC pursuant to the Investment Advisers Act of 1940, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(iv)	the shares to be issued by the Series have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the Series prospectus, will be duly and validly issued, and will conform to the description of such shares contained in that prospectus;

(v)	the performance of duties under this Agreement and under the Fund Participation Agreement by AFD and CRMC will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which AFD or CRMC is a party or by which AFD or CRMC is bound, the Articles of Incorporation or By-Laws of AFD or CRMC, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over AFD or CRMC or its property;

(vi)	there are no material legal or governmental proceedings pending to which AFD or CRMC is a party or of which any property of AFD or CRMC is subject, other than as set forth in the prospectus relating to the Series, and other than litigation incidental to the kind of business conducted by AFD or CRMC which, if determined adversely to AFD or CRMC, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of AFD or CRMC;

(vii)	any information furnished in writing by AFD or CRMC to Insurance Company or the Distributor for use in a registration statement (if required by law) of the Contracts will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(viii)	AFD will comply with all applicable requirements of state broker-dealer regulations and the 1934 Act as each applies to AFD and shall conduct its affairs in accordance with the rules of FINRA.

9. Indemnification

a.         Insurance Company and Distributor, as applicable, shall indemnify and hold harmless AFD, CRMC, the Series, the Funds and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) Insurance Company’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Insurance Company or Distributor’s violation of any Applicable Law (as defined in the Fund Participation Agreement) in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by Insurance Company or Distributor of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement. Insurance Company and Distributor shall also reimburse AFD, CRMC, the Series, the Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which Insurance Company or Distributor may otherwise have to AFD, CRMC, the Series, the Funds or their respective affiliates.

b.         AFD and CRMC, as applicable, shall indemnify and hold harmless, Insurance Company, Distributor and each of their directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) AFD’s or CRMC’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) AFD’s or CRMC’s violation of Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by AFD or CRMC of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by AFD or CRMC. AFD and CRMC, as applicable, shall also reimburse Insurance Company and Distributor for any legal or other expenses reasonably incurred in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which AFD or CRMC may otherwise have to Insurance Company or Distributor.

c.         Promptly after receipt by a party entitled to indemnification under this paragraph 9 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 9, notify the indemnifying party of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

11. Termination

a.	This Agreement may be terminated:

(i)	by mutual agreement at any time; or

(ii)	by any party at any time upon one hundred twenty (120) days ’ written notice to the other parties; or

(iii)	upon termination of the Fund Participation and Service Agreement;

(iv)	at Insurance Company’s option by written notice to AFD and/or CRMC if Insurance Company shall determine in its sole judgment exercised in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, which is likely to have a material adverse impact upon the business and operations of the Fund, CRMC or AFD and hence to the Insurance Company.

(v)	at AFD or CRMC’s option by written notice to Insurance Company if AFD or CRMC shall determine in its sole judgment exercised in good faith, that Insurance Company or Distributor has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, which is likely to have a material adverse impact upon the business and operations of the Fund or CRMC.

b.	If this Agreement terminates, the parties shall cooperate after termination to effect an orderly windup of the business.

12. Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Insurance Company:

Thrivent	Financial for Lutherans
Attn:	Joe Barnes
Mailstop	1330

625 Fourth Ave South

Minneapolis,	MN 55415-1665

with a copy to:

Thrivent	Financial for Lutherans

Attn: General Counsel’s Office – Insurance Law

625 Fourth Ave South

Minneapolis, MN 55415-1665

If to the Distributor:

Thrivent	Investment Management Inc.

Attn: Karen Larson

625 Fourth Ave South

Minneapolis, MN 55415-1665

If to AFD:

American	Funds Distributors, Inc.

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Stephen T. Joyce

Facsimile	No.: (213) 486-9223

with a copy to:

American	Funds Distributors, Inc.

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel,

Fund	Business Management Group, Capital Research and Management Company
Facsimile	No.: (213) 486-9041

If to CRMC:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Michael J. Downer, Senior Vice President and Legal Counsel,

Fund Business Management Group and Secretary

Facsimile No.: (213) 486-9041

with a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel,

Fund Business Management Group

Facsimile No.: (213) 486-9041

13. Miscellaneous

a.         This Agreement shall be governed by the laws of the State of New York.

b.         This Agreement (together with the Fund Participation and Service Agreement) contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof. This Agreement may not be amended except by written agreement of the parties. If there should be any conflict between the terms of this Agreement and those of the Fund Participation Agreement, the terms of the Fund Participation Agreement shall govern.

c.         This Agreement shall extend to and be binding upon the Insurance Company, the Distributor, AFD and CRMC and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained. Neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned by any party without the prior written consent of the other parties or as expressly contemplated by this Agreement; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

d.         The provisions of this Agreement are severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

e.         No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

f.         Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Insurance Company, Distributor, AFD, CRMC and the Funds.

g.         This Agreement and any amendment to it may be executed in one or more counterparts. All of those counterparts shall constitute one and the same agreement. Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

h.         The provisions contained in Sections 9 and 12 shall survive the termination of this Agreement for so long as any of the Series shares remain as investment options in any of the Contracts.

i.         Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

THRIVENT FINANCIAL FOR LUTHERANS (on behalf of itself and each Account)

By:
Its:	President

THRIVENT INVESTMENT MANAGEMENT INC.

By:
Its:	President

AMERICAN FUNDS DISTRIBUTORS, INC.

By:
Its:

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
Its: